EXHIBIT 99.1



                                  PRESS RELEASE

                            UNITED COMMUNITY BANCORP
              ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM AND
                    APPROVAL OF NEW STOCK REPURCHASE PROGRAM

         Lawrenceburg, Indiana. November 15, 2007. - United Community Bancorp (NASDAQ: UCBA) announced that it has completed its previously announced stock repurchase program. Under the program, the Company repurchased 190,440 shares of its outstanding common stock at an average price of $12.28 per share. The Company's Board of Directors also announced that it has authorized a new stock repurchase program under which the Company may repurchase up to 180,918 shares of the Company's outstanding common stock, or approximately 5% of the outstanding shares held by persons other than United Community MHC. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury.

         United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.


Contact:

United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822